Exhibit 4.3

Valley Commerce Bancorp

2007 Equity Incentive Plan

Restricted Share Award Agreement

 Valley Commerce Bancorp, a California corporation and a registered bank holding company under the Bank Holding Company Act of 1956 (the “Company”), and the undersigned employee of Company (the “Employee”) have entered into this Restricted Share Award Agreement (the “Award Agreement”) effective as of the Grant Date set forth below.  The Company has granted to Employee the number of shares (the “Shares”) of common stock, no par value, of the Company (the “Stock”) set forth below subject to the restrictions stated below and as hereinafter set forth.  The Shares were awarded under the Company’s 2007 Equity Incentive Plan, as the same may be amended, modified, supplemented or interpreted from time to time (the “Plan”), which is incorporated herein by reference and to which this Award Agreement is subject in all respects.

Employee Name:	_____________________
Grant Date:	_____________________ MM/DD/YYYY
Expiration Date:	_____________________ MM/DD/YYYY
Number of Shares:	_____________

1.           Terms of Plan.  All capitalized terms used in this Award Agreement and not otherwise defined shall have the meanings ascribed thereto in the Plan. Employee confirms and acknowledges that Employee has received and reviewed a copy of the Plan.   The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) which has complete authority to make all determinations with respect to each Award, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of Award Agreements, and to make all other determinations under the Plan.

2.           Grant of Shares.  Subject to the terms and conditions of this Award Agreement and of the Plan, including without limitation the vesting provisions set forth in Section 3, the Company hereby grants to Employee _______________________ (_________) shares of Stock under the Plan, which number of Shares shall be subject to adjustment pursuant to Section 9.

3.           Vesting of Shares.  At each of the first [____] annual anniversaries of the Grant Date, subject to continuous employment with the Company, [___]% of the Shares shall vest and become free of any restriction pursuant to this Agreement.  Upon the termination of Employee’s employment with the Company, all of the unvested Shares outstanding immediately prior to such termination shall be forfeited by Employee, ownership of all such unvested Shares shall transfer back to the Company, and Employee shall have no further rights with respect to any of such unvested Shares.

4.           Vesting of Shares upon Committee Action. Notwithstanding Section 3, the Committee reserves its right, exercisable at its sole discretion, including under Section 8.2 of the Plan, to accelerate the vesting of all or any portion of any unvested Shares, including in connection with a Change of Control.

5.           Restriction Period.  The Shares granted hereunder may not be sold, pledged, gifted or otherwise transferred until such Shares become vested in accordance with Section 3 or 4.  The period of time between the Grant Date and the date Shares become vested is referred to herein as the “Restriction Period.”

6.           Legend.  All certificates representing any Shares which are not vested shall have endorsed thereon during the Restriction Period the following legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE 2007 EQUITY INCENTIVE PLAN OF THE ISSUER AND AN AWARD AGREEMENT ENTERED INTO BY THE REGISTERED OWNER AND THE ISSUER.  COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF THE ISSUER.

7.           Retention of Certificate.  Any certificate or certificates evidencing any of the unvested Shares shall be deposited with the Secretary of the Company.  The Shares may be held in a restricted book entry account in the name of Employee.  Any such certificates or such book entry shares are to be held by the Company until such time as such Shares vest, after which the Company shall release certificate(s) representing such vested Shares to Employee.

8.           Employee Shareholder Rights.  During the Restriction Period, Employee shall have all the rights of a shareholder with respect to unvested Shares except for the right to transfer the Shares (as set forth in Section 5).  Accordingly, Employee shall have the right to vote the Shares and receive any dividends payable with respect to Shares, whether vested or unvested.

9.           Changes in Capitalization.  In the event that as a result of (a) any stock dividend, stock split or other change in the outstanding shares of Stock or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Employee shall in his/her capacity as owner of unvested Shares (the “Prior Stock”) be entitled to new, additional or different shares or securities, such new, additional or different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Award Agreement.

10.           Taxes.

10.1.          Employee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares.  Employee may elect to satisfy such withholding tax obligation by having the Company retain Shares, if applicable, having a fair market value equal to the Company’s minimum withholding obligation.

10.2.          Employee shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, if Employee wishes to make such an election.  Employee shall notify the Company in writing if Employee files such an election (a form of which is attached hereto) within 30 days of the date of this Award Agreement.  The Company intends, in the event it does not receive from Employee evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to Employee in the absence of such an election.  Employee acknowledges that it is Employee’s sole responsibility and not the Company’s to file timely the election under Section 83(b), even if Employee requests the Company or its representative to make this filing on Employee’s behalf.

11.           Fractional Shares.  The Company shall not be required to deliver any fractional Shares that may vest pursuant to this Award Agreement.  In lieu of any delivery of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, pay to Employee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the closing price of a share of Common Stock on the trading day immediately prior to such date multiplied by (y) the fraction of a Share to which Employee would otherwise be entitled.

12.           Miscellaneous.

12.1.         Transfers in Violation of Restrictions.  The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Award Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

12.2.          Further Assurances.  The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Award Agreement.

12.3.          Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Employee at such Employee’s address then on file with the Company.

12.4.          No Employment Guarantee.  Neither the Plan nor this Award Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company.

12.5.          Entire Agreement.  This Award Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.

13.           Receipt of Plan.  Employee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all the terms and provisions thereof.  Employee has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Award Agreement.  Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement.

IN WITNESS WHEREOF, Employee and the Company have entered into this Award Agreement as of the Grant Date.

Valley Commerce Bancorp
By:
[Employee Signature]
Name:

[Employee Name] (please print)	Title:

SECTION 83(b) ELECTION

When an employee receives stock of his or her employer and if such employee’s rights to full enjoyment of such stock are conditioned upon the future performance of substantial services by such employee, including continued performance as an employee, such employee’s income tax consequences are determined under Section 83 of the Internal Revenue Code.

The general rule of Section 83 is that the employee has a taxable event at the time the stock vests.  At that time, the employee has ordinary income equal to the excess (the “delta”) of the fair market value of the stock at the time of vesting over the price paid by the employee for the stock, if any.  If the stock has appreciated between the time of acquisition and the time of vesting, the appreciation would be ordinary income to the employee (as would any delta that existed when the stock was acquired).  The holding period of the stock commences when the stock vests and any subsequent appreciation would be capital gain.  If the stock is held for more than one year from the vesting date any capital gain would be long term capital gain.

This tax treatment may be viewed as undesirable for two reasons.  First, the appreciation of the shares between the grant date and the vesting date would be ordinary income to the employee.  Ordinary income is currently taxed at federal rates up to 35%, while the maximum federal rate on long-term capital gain is currently 15%.  Second, the taxable event that occurs on the vesting date may not coincide with a liquidity event, such as the sale of the corporation or an initial public offering.  In the absence of a liquidity event, the employee may have a taxable event but no cash with which to pay the taxes.

For unvested stock, Section 83(b) of the Internal Revenue Code offers a solution to the above-described tax consequences.  An employee who receives unvested stock may elect to be taxed at the time the stock is granted.  If the Section 83(b) election is made, the employee would have ordinary income equal to the delta at the time of grant (rather than at the time the stock vests).  The holding period would commence at the grant date and any subsequent appreciation would be capital gain.  If the one-year holding period is satisfied, all of the gain would be long term capital gain.  Thus, the Section 83(b) election can result in all of the employee’s gain being capital gain, however, tax would be due with respect to the delta at the time the election is made.

The Section 83(b) election must be filed by the employee and it must be filed with the Internal Revenue Service Center where the employee files his or her income tax returns.  The election must be filed not later than 30 days after the stock is granted.  There is no relief for failing to timely file the election.  A copy of the election must be provided to the employer and a copy must be included with the employee’s tax return for the taxable year in which the stock is acquired.

NOTE:  The foregoing is not a complete or thorough discussion of income and other tax consequences of the employee’s receipt of stock and the Company is not hereby rendering any such advice.  Employees are strongly urged to consult their own tax advisors.  Stock acquired from the exercise of stock options may subject the employee to additional and different income and tax consequences, none of which are discussed above.

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Sections 55 and 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in taxpayer’s gross income or alternative minimum taxable income (to the extent applicable under Section 83), as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:
NAME OF SPOUSE/DOMESTIC PARTNER:
ADDRESS:
TAXPAYER IDENTIFICATION NO.:
SPOUSE/DOMESTIC PARTNER IDENTIFICATION NO.:
TAXABLE YEAR:

2.	The property with respect to which the election is made is described as follows:

______________ shares of Common Stock of Valley Commerce Bancorp (the “Company”) received pursuant to a Restricted Share Award Agreement, dated _____________, between the Company and the taxpayer.

3.	The date on which the property was transferred is: ____________________ __, 200_

4.	The property is subject to the following restrictions:

The shares vest over time, subject to the taxpayer’s continuous employment with the Company.  Upon the termination of the taxpayer’s employment with the Company, all of the unvested shares outstanding immediately prior to such termination shall be forfeited by the taxpayer, ownership of all such unvested shares shall transfer back to the Company and the taxpayer would have no further rights with respect to any of such unvested shares.

5.
The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $________ per share for an aggregate fair market value of $_______________.

6.	The amount (if any) paid for such property: $0.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ____________

Print Name:
The undersigned spouse/domestic partner of taxpayer joins in this election.

Dated: ____________
Spouse/Domestic Partner of Taxpayer

Print Name:

Exhibit A

Notice of Exercise of Stock Option

I ________________________________________ (please print legibly) hereby elect to exercise the stock options(s) identified below (the “Option(s)”) granted to me by Valley Commerce Bancorp (the “Company”) under its 2007 Equity Incentive Plan (the “Plan”) with respect to the number of shares of Stock of the Company set forth below (the “Shares”).  I acknowledge and agree that my exercise of the Option(s) is subject to the terms and conditions of the Plan and the Stock Option Award Agreement(s) governing the Option(s).  Optionee confirms and acknowledges that Optionee has received and reviewed the Plan as approved by Shareholders May 15, 2007.

1.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
2.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
3.	_____________ Shares at $ ________ per share (Grant date of Option): ____________
4.	_____________ Shares at $ ________ per share (Grant date of Option): ____________

OPTION EXERCISE

I choose to pay the Exercise Price of the above option(s) as follows [please complete the numbered item(s) which apply to your exercise]:

1.      Cash: $____________________

2.      Check: $____________________ (please make checks payable to Valley Commerce Bancorp)

3.      Surrender of _________________ Shares

4.      Net exercise as described in Section 5(a)(iv) of the Option   ☐   [if applicable check box]

I choose to pay the tax withholding relating to the exercise of the above option(s) as follows:

5.      Cash: $____________________

6.      Check: $____________________ (please make checks payable to Valley Commerce Bancorp)

7.      Surrender of _________________ Shares currently owned by Optionee

8.      Withholding of _______________ Shares from Shares otherwise deliverable on exercise